(English Translation of the Original Contract in Chinese)
Exhibit 4.34
Lease Agreement
This agreement (this “Agreement”) is entered into by and between:
Lessor: Jiangsu Linyang Electronics Co., Ltd. (“Party A”)
Lessee: Jiangsu Linyang Solarfun Co., Ltd. (“Party B”)
Pursuant to the Contract Law of the People’s Republic of China and the relevant laws and regulations, in order to establish the rights and obligations of both parties hereto with respect to the lease of the premises hereunder, Party A and Party B hereby enter into this Agreement under the principles of equality and free will after consultation:
Article I. Basic Information Regarding The Premises
The location of the premises to be leased: Floor number one of the production workshop, Floor number one of the digital company, and the color steel room, which are located at No. 1259, People’s West Road, Qidong City.
The property structure: The production workshop is frame-structured, and the color steel room is color-steel-structured.
Floor area: 3,000 square meters.
Article II. Use of the Leased Premises
Use of the premises: The production workshop, the digital company and the color steel room shall be used as warehouses only. Party B hereby guarantees that, during the term of the lease, it may not change the use of the premises without Party A’s written consent and without approvals from relevant authorities.
Article III. Improvement of the Leased Premises
(1) Within 12 days after the signing of this Agreement, Party A shall conduct the following improvements to the leased premises: remove the partition wall in the production workshop and remodel the color steel room into a warehouse. The expenses for the above-mentioned improvements shall be borne by Party A.
(2) Party B is not allowed to renovate or decorate the leased premises. Both parties may reach additional agreements in writing regarding the addition of new objects in the leased premises.

Article IV Lease Term
(1) The term of the lease is one year (i.e. 12 months), starting from January 1, 2009 to December 31, 2009.
(2) If Party A breaches its obligation hereunder and terminates this Agreement before the end of the lease, Party A shall pay Party B which amount is equal to 3 months’ rent as compensation. If Party B breaches its obligation hereunder and terminates this Agreement before the end of the lease, Party B shall pay Party A which amount is equal to 3 months’ rent as compensation.
(3) After the term of the lease, Party A may take back the leased premises. If Party B wishes to extend the term of lease, it shall notify Party A in writing 30 days before the term of lease ends. After Party A agrees with such extension of lease term, both parties shall execute a new lease agreement with respect to the extension.
If Party A raises no objections to Party B’s continued use of the leased premises after the expiration of the term of the lease, this Agreement continues to be effective and the lease shall be deemed a non-term lease, under which each party shall have the right to terminate this Agreement at anytime by providing a 30-day written notice to the other party.
Article V. Rent
(1) Standard rate of rent: the standard rate of rent for the leased premises is RMB one million (RMB1,000,000) per year. The rent shall remain unchanged for one (1) year. After January, 2010, both parties may negotiate on the adjustment of the rent and may enter into new agreement in this regard.
(2) Time and method of rent payment: Within 15 days after the signing of this Agreement, Party B shall transfer the rent into an account designate by Party A.
Article VI. Deposit of the Leased Premises
(1) At the delivery of the leased premises by Party A to Party B, Party B shall pay Party A the lease deposit of RMB five thousands (RMB5,000).
(2) After the expiration of the lease or termination of this Agreement, Party A shall, after deducting the rents, fees and compensation payment obligations which arise out of breach of this Agreement borne by Party B, return the remaining amount of the lease deposit to Party B.

Article VII Other Fees and Expenses
During the term of lease, the relevant fees and expenses in connection with the leased premises shall be borne in accordance with the following:
(1) Party B shall pay the fees in connection with water, electricity, telephone, cable TV, heating and gas. Party B shall keep relevant receipts or invoices for such fees and expenses and make them available for Party A’s inspection.
(2) Party B shall pay the applicable tax and fees in connection with the lease. Any other fees in connection with the leased premises that have not been addressed in this Agreement shall by borne by Party B.
Article VIII Delivery and Return of the Leased Premises
(1) Delivery: Party A shall delivery the leased premises under the agreed conditions to Party B before January 1, 2009. The delivery is deemed to occur after (a) both parties shall sign and affix their corporate seals on the List of Ancillary Fixtures and Equipment of the Leased Premises, and (b) after Party A hands over the keys of the leased premises to Party B.
(2) Return: After the expiration of the lease or termination of this Agreement, Party B shall return the leased premises with ancillary fixtures. After inspection of the leased premises, both parties shall sign and affix their corporate seals on the List of Ancillary Fixtures and Equipment of the Leased Premises. Both parties shall settle the relevant fees and expenses in connection with the leased premises.
Any objects added by Party B may be removed and taken away by Party B. Any fixtures or decoration in the leased premises added by Party B shall become the property of Party A without any compensation to Party B.
After the return of the leased premises, Party A has the right to dispose of the objects which are left in the leased premises by Party B without Party A’s consent.
Article IX Maintenance of the Leased Premises and the Ancillary Fixtures
(1) During the term of lease, Party B shall be responsible for the maintenance and repairs of and the security of the leased premises and the ancillary fixtures (the “Premises”). Party B shall notify Party A of any major repairs that Party A is responsible for. If Party A thinks fit, Party A shall carry out such major repairs in time.
(2) Party A shall not be responsible for the repairs and maintenance of and the security of renovation, decoration and new objects added by Party B.
(3) During the term of the lease, Party B shall be responsible for the fire and safety of the Premises, keeping the area surrounding the Premises clean, and other comprehensive safety and security obligations as required by relevant laws and regulations. Party B shall cooperate with Party A for Party A’s inspection of the Premises in this regard.

(4) Party B shall use the Premises reasonably. Party B shall be responsible for repair of the Premises or compensate Party A for any damages or malfunctions (if applicable) of the Premises due to the unreasonable and/or improper use of the Premises by Party B. If Party B refuses to repair or otherwise be responsible for such damages or malfunctions, Party A may repair the Premises or purchase new objects instead, and Party B shall be responsible for any fees and expenses incurred in connection with it.
(5)Party B shall not be responsible for any wear and tear due to the nature of or reasonable use of the Premises.
(6) During the term of the lease, Party B shall not damage any equipment in the Premises. Party B shall seek Party A’s written consent before Party B changes the internal structures, decoration or equipment of the Premises and Party B shall bear the cost and expenses for such changes. At the expiration of the lease, unless otherwise agreed, Party A shall be entitled to ask Party B to restore the Premises to the original condition or pay for the expenses that Party A may incur if Party A restores the Premises to the original condition itself.
Article X. Sublets
Unless otherwise agreed by both parties, Party B shall seek for Party A’s prior written consent before Party B sublets the lease in part or in whole to any third party.
Article XI. Termination
(1) The parties may terminate this Agreement if they reach a consensus through consultation.
(2) This Agreement shall be terminated and neither party is liable to the other for breach of contract under the following circumstances:
(a) the Premises becomes part of the demolishment plan of the government as required by the development of the city in accordance with applicable laws and regulations;
(b) the Premises is damaged, destroyed or incurs other losses as a result of earthquake, fire or other force majeure events.
(3)Party B shall have the right to terminate this Agreement unilaterally if:
(a) Party A delays the delivery of the Premises for more than 10 days.
(b) the Premises so delivered is not under the conditions as agreed hereunder, which adversely affects Party B’s use of the Premises.
(c) the Premises so delivered is dangerous to the safety or health of Party B.
(d) other reasons______________________________.

(4) Party A shall have the right to terminate this Agreement unilaterally if:
(a) Party B fails to pay the rent after it is due and outstanding for more than 30 days or fails to pay the rent at all.
(b) The amount owed by Party B to Party A exceeds RMB5,000.
(c) Party B changes the use of the Premises without Party A’s consent.
(d) Party B changes the major structure of or causes damages to the Premises without Party A’s consent.
(e) Party B sublets the Premises to any third party without Party A’s consent.
(f) Party B conducts illegal activities in the Premises.
(g) Other reasons _______________________.
Article XII Dispute Solution
Any disputes arising out of or in connection with this Agreement shall be resolved through consultation between the parties or by meditation. If consultation or meditation fails, the disputes may be referred to arbitration at Nantong Arbitration Committee in accordance with applicable laws and regulations.
This Agreement shall become effective after signing and affixing the seals of both parties. This Agreement shall be executed in four (4) original copies, with each party holding two (2) original copies.

Lessor (Party A) Seal: Jiangsu Linyang Electronics Co., Ltd. (seal affixed)	Lessee (Party B) Seal: Jiangsu Linyang Solarfun Co., Ltd. (seal affixed)

Address:	Address:

License No.:	License No.:

Legal Representative:	Legal Representative: /s/ Ping Xie

Telephone:	Agent:

Agent of the Lessor (signature): /s/ Yonghua Lu	Telephone:

Address:

Telephone: